UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 20, 2021

AYTU BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38247	47-0883144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206

Englewood, CO 80112

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (720) 437-580

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AYTU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement

On January 20, 2021, Aytu BioScience, Inc. (the “Company”), signed an Exclusive License Agreement (the “Agreement”) to license the intellectual property surrounding the use and commercialization of their rapid in vitro diagnostic semen analysis test that accurately measures oxidative stress, including all components of the MiOXSYS® commercial system (the “Product”). The Agreement has been entered into with Avrio Genetics, LLC (“Avrio Genetics”), a Pennsylvania-based limited liability company focused on reproductive health.

Under this Agreement, Avrio Genetics will purchase existing inventory, commercialize, and market the Product under a royalty on Product net sales with a minimum annual payment fee structure for a term of ten (10) years, with the term continuing in perpetuity with a fixed royalty rate based on Product sales payable annually to the Company. The Company will continue to own the intellectual property in the Product, with Avrio Genetics bearing all related patent maintenance and prosecution fees, commercial expenses, and regulatory fees. Further, Avrio Genetics will foster and expand all related customer, manufacturing, marketing, and distribution relationships in their effort to increase the commercialization of the Product. With Avrio’s assumption of the Product-related expenses and management of the Product programs, the Company expects to eliminate expenses associated with the Product while maintaining future revenue potential in the form of royalty and minimum annual payments from Avrio Genetics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYTU BIOSCIENCE, INC.

Date: January 25, 2021	By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Chief Executive Officer